Exhibit 99.1

Northern Power Systems Reports First Quarter 2015 Results

Quarterly Distributed Turbine Orders Double

Barre, VT USA (12 May 2015) – Northern Power Systems Corp. (TSX: NPS), a next generation renewable energy technology company, today announced financial results for its first quarter ended March 31, 2015.

Revenues for the three months ended March 31, 2015 were $8.3 million, compared to $13.8 million in the first quarter of 2014. GAAP net loss for the first quarter of 2015 was $4.1 million, compared to a net loss of $3.1 million in the prior year first quarter. Order backlog at the end of Q1 was $43 million, an increase of $2 million during the quarter.

“As expected, first quarter revenue was impacted by delayed sales in Italy pending certain policy clarifications in that region and reduced blade availability resulting from our prior blade manufacturer ceasing operations,” stated Troy Patton, president and chief executive officer of Northern Power Systems. “At the same time however, we saw an anticipated return to healthy order closure, particularly within the Italian market. Orders for our distributed turbines in the first quarter doubled as compared to the fourth quarter, a strong leading indicator of our return to growth. Furthermore, favorable regulations were formally announced in Italy in April, which are helping to drive continued demand for our turbines in this region. Our revenue can be impacted by various seasonal trends, and our year-over-year revenue decrease was the result of an exceptionally strong first quarter of 2014 combined with a temporary slowdown in sales. However, backlog has climbed, our pipeline continues to strengthen, and we remain on track to report annual growth in fiscal 2015 above 2014 levels with what we expect will be a particularly strong back half of the year.”

Mr. Patton continued, “During a slower first quarter, we initiated a transition to more dependable blade suppliers for our third-generation turbine, following our initial manufacturer’s exit from this market. This activity is progressing on schedule and it should provide a stronger and a more dependable supply of blades going forward. The wind industry is gaining more traction around the globe as an alternative energy of choice. We are encouraged and confident in our highly differentiated technology and products.”

Ciel Caldwell, chief financial officer of Northern Power Systems, stated, “Our balance sheet provides the underpinning for continued growth of the business. Inventory levels peaked in Q1 and are reducing as predicted with accelerating sales. Moreover, we recently renewed our $6 million working capital line through September 2016, providing further confidence that we will have the liquidity necessary to support the growth of the business. Currency headwinds are continuing to impact our business in Europe, as anticipated. Our backlog as we ended the first quarter was about 10 percent lower in dollars as compared to the prior year period due to the strengthening of the US dollar. We are implementing foreign currency hedging activities to help mitigate the volatility of these fluctuations.”

Consolidated First Quarter Financial Metrics:

•	Revenue for the first quarter of fiscal year 2015 was at $8.3 million, compared to $13.8 million reported in the prior year period.

•	Gross margin in the first quarter was 22.2 percent, up from gross margin of 8.7 percent in the prior year period.

•	GAAP net loss for the first quarter of fiscal year 2015 was $4.1 million, representing a 32 percent increase compared to a $3.1 million loss in the prior year first quarter.

•	Non-GAAP adjusted EBITDA loss for the first quarter was $3.3 million, representing a $0.8 million increase compared to a non-GAAP adjusted EBITDA loss of $2.5 million in the prior year first quarter.

Earnings Conference Call

The Company will host a conference call and webcast today, May 12, 2015 at 5:00 p.m. (EDT) to discuss the first quarter 2015 financial results and other matters.

To participate, callers in the United States should dial +1-877-317-6789, Canada +1-866-605-3852 and in other countries +1-412-317-6789. Participants should ask to be joined to the Northern Power Systems call.

The conference call will also be available via webcast on the Investor Relations section of Northern Power’s website (http://www.ir.northernpower.com). A webcast slide presentation for the quarterly results will also be available at the Company’s website.

About non-GAAP financial measures

To supplement Northern Power Systems’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), Northern Power Systems has used a non-GAAP financial measure, specifically non-GAAP adjusted EBITDA income (loss). Non-GAAP adjusted EBITDA income (loss) is defined as net income (loss), excluding share-based compensation expense, amortization of acquisition-related intangibles, depreciation of property, plant and equipment, interest expense, tax provision or benefit, and certain other non-cash impacts as applicable.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on non-GAAP adjusted EBITDA, please see the table captioned “Reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net income (loss)” included at the end of this release. The table has more details on the GAAP financial measure that is most directly comparable to non-GAAP adjusted EBITDA and the related reconciliation between these financial measures.

Northern Power Systems’ management believes that this non-GAAP financial measure provides meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. This non-GAAP financial measure also has facilitated management’s internal comparisons to Northern Power Systems’ historical performance and our competitors’ operating results, as well as reflects measurements which are used by creditors and other third parties in assessing our performance.

About Northern Power Systems

Northern Power Systems designs, manufactures, and sells wind turbines and power technology products, and provides engineering development services and technology licenses for energy applications, into the global marketplace from its US headquarters and European offices.

•	Northern Power Systems has almost 40 years’ experience in technologies and products generating renewable energy.

•	Northern Power Systems currently manufactures the NPS™ 60 and NPS™ 100 turbines. With over 7.5 million run time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost effective, reliable renewable energy.

•	Patented next generation permanent magnet direct drive (PMDD) technology uses fewer moving parts, delivers higher energy capture, and provides increased reliability due to reduced maintenance and downtime.

•	Northern Power Systems’ FlexPhase™ power converter platform uses patented converter architecture and advanced controls technology for advanced grid support and generation applications.

•	Northern Power Systems offers comprehensive in-house development services, including systems level engineering, advanced drivetrains, power electronics, PM machine design, and remote monitoring systems to the energy industry.

•	Some of the world’s largest manufacturers license the company’s next generation technology and IP for their utility and distributed wind products and markets.

To learn more about Northern Power Systems, please visit www.northernpower.com.

Notice regarding forward-looking statements:

This release includes forward-looking statements regarding Northern Power Systems and its business, which may include, but is not limited to, product and financial performance, regulatory developments, supplier performance, anticipated opportunity and trends for growth in our customer base and our overall business, our market opportunity, expansion into new markets, and execution of the company’s growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Northern Power Systems. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, including risks regarding the wind power industry; production, performance and acceptance of the company’s products; our sales cycle; our ability to convert backlog into revenue; performance by the company’s suppliers; our ability to maintain successful relationships with our partners and to enter into new partner relationships; our performance internationally; currency fluctuations; economic factors; competition; the equity markets generally; and the other risks detailed in Northern Power Systems’ risk factors discussed in filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to Northern Power Systems’ Annual Report on Form 10-K filed on March 31, 2015, as well as other documents that may be filed by Northern Power Systems from time to time with the SEC. Although Northern Power Systems has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Northern Power Systems undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Ciel R. Caldwell,

Chief Financial Officer

+1-857-209-3606

ir@northernpower.com

Or

John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)

203-972-9200

jnesbett@institutionalms.com

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(In thousands, except share and per share amounts)

	For the three months ended March 31,
	2015	2014
REVENUES:
Net revenue	$8,299	$13,756
Cost of revenues	6,458	12,566

Gross profit	1,841	1,190
Gross margin percentage	22.2%	8.7%
OPERATING EXPENSES:
Sales and marketing	1,312	780
Research and development	1,139	1,139
General and administrative	3,025	2,176

Total operating expenses	5,476	4,095

Loss from operations	(3,635)	(2,905)
Interest income (expense)—net	(26)	(240)
Other income (expense)—net	(87)	35

Loss before provision for income taxes	(3,748)	(3,110)
Provision for income taxes	385	14

NET LOSS	$(4,133)	$(3,124)
Net loss applicable to common shareholders	$(4,133)	$(3,124)
Net loss per common share—basic and diluted	(0.18)	(0.24)
Weighted average number of common shares outstanding—basic and diluted	22,765,098	12,840,187
Non-GAAP adjusted EBITDA net loss	$(3,304)	$(2,544)

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

AS OF MARCH 31, 2015 AND DECEMBER 31, 2014

(In thousands, except share and per share amounts)

ASSETS	March 31, 2015	December 31, 2014
CURRENT ASSETS:
Cash and cash equivalents	$7,327	$13,142
Accounts receivable—net	3,798	3,491
Unbilled revenue	1,536	2,212
Inventories—net	18,987	16,456
Other current assets	2,785	3,799

Total current assets	34,433	39,100
Property, plant and equipment—net	1,908	1,854
Intangible assets—net	605	474
Goodwill	722	722
Other assets	543	704

Total Assets	$38,211	$42,854

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Working capital revolving line of credit	$4,000	$4,000
Accounts payable	2,957	4,153
Accrued expenses	7,374	7,579
Deferred revenue	2,667	4,275
Customer deposits	7,769	5,642
Other current liabilities	813	726

Total current liabilities	25,580	26,375

Deferred revenue, less current portion	2,142	2,041
Other long-term liability	343	308

Total Liabilities	28,065	28,724

SHAREHOLDERS’ EQUITY
Common stock	165,389	165,386
Additional paid-in capital	8,150	7,972
Accumulated other comprehensive income	(32)	—
Accumulated deficit	(163,361)	(159,228)

Total Shareholders’ Equity	10,146	14,130

Total Liabilities and Shareholders’ Equity	$38,211	$42,854

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(In thousands)

	For the three months ended March 31,
	2015	2014
OPERATING ACTIVITIES:
Net loss	$(4,133)	$(3,124)

Adjustments to reconcile net loss to net cash used in operating activities:
Provision for inventory obsolescence	30	93
Recovery of doubtful accounts	(100)	(63)
Stock-based compensation expense	178	148
Depreciation and amortization	190	178
Noncash implied license revenue	(177)	—
Loss on disposal of asset	50	—
Deferred income taxes	3	3
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	469	(3,622)
Inventories and deferred costs	(2,561)	(813)
Other current and noncurrent assets	1,231	(142)
Accounts payable	(1,196)	2,191
Accrued expenses	(205)	2,090
Customer deposits	2,127	(1,164)
Other liabilities	(1,444)	1,941

Net cash used in operating activities	(5,538)	(2,284)

INVESTING ACTIVITIES:
Purchases of property and equipment	(248)	(195)

Net cash used in investing activities	(248)	(195)

FINANCING ACTIVITIES:
Proceeds from revolving line of credit	4,000	—
Repayments on revolving line of credit	(4,000)	—
Proceeds from exercise of stock options	3	—
Debt principal payments	—	(59)

Net cash provided by (used in) financing activities	3	(59)

Effect of exchange rate change on cash	(32)	—

Change in cash and cash equivalents	(5,815)	(2,538)
Cash and cash equivalents—Beginning of the Period	13,142	4,534

Cash and cash equivalents—End of the Period	$7,327	$1,996

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA LOSS (unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(In thousands)

	For the three months ended March 31,
	2015	2014
NET LOSS	$(4,133)	$(3,124)
Interest expense	26	240
Provision for income taxes	385	14
Depreciation and amortization	190	178
Stock compensation expense	178	148
Loss on disposal of asset	50	—

Non-GAAP adjusted EBITDA loss	$(3,304)	$(2,544)